EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Avitar, Inc.
Canton, MA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement filed on Form S-3 of our audit report dated December 8, 2004 except for Note 17 for which the date is December 17, 2004, relating to the consolidated financial statements of Avitar, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2004. Our report contains an explanatory paragraph regarding uncertainties as to the Company's ability to continue in business.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP

/s/ BDO Seidman, LLP

Boston, MA
January 10, 2005